Exhibit 99.1

                ATG Reports First Quarter 2007 Results

       -Cash Flow from Operations Increased 191% Year-Over-Year

                 -Revenue Increased 22% Year-Over-Year

             -Company Announces a Stock Repurchase Program

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 24, 2007--Art Technology Group, Inc. (NASDAQ: ARTG), the leading eCommerce platform provider, today reported financial results for the first quarter ended March 31, 2007.

    Revenue for the first quarter of 2007 grew 22% to $29.2 million, compared with first quarter 2006 revenue of $24.0 million.

    Services revenue for the first quarter of 2007 grew 43% to $22.6 million, compared with first quarter 2006 services revenue of $15.9 million. eStara revenue for the first quarter of 2007 grew to $5.2 million.

    Given the evolution of its business model, ATG considers product license bookings, which it defines as product license revenue recognized plus net change in deferred license revenue during the period, to be an important indicator of growth in its software license business. Product license bookings grew 10% year-over-year to $8.9 million for the quarter.

    As previously communicated, the business model of ATG is evolving from primarily product license focused to recurring revenue. ATG customers are leveraging more ATG solutions, specifically On Demand and eStara services. This trend increases recurring revenue streams and the portion of license transactions that are recognized on a ratable basis. In the first quarter of 2007, $2.3 million or approximately 25% of license transactions booked will be recognized ratably. The change in the timing of recognition of revenue associated with these transactions affected ATG's short-term revenue and profitability.

    Net loss in accordance with United States Generally Accepted Accounting Principles (GAAP), for the first quarter of 2007 was $1.5 million, or $(0.01) per share. This compares with net income of $2.6 million, or $0.02 per diluted share, in the first quarter of 2006.

    Non-GAAP net income(1) was $781,000 for the first quarter of 2007, or $0.01 per diluted share, compared with non-GAAP net income of $3.7 million, or $0.03 per diluted share for the first quarter of 2006.

    Cash, cash equivalents, and marketable securities as of March 31, 2007 increased $6.3 million to $37.5 million from $31.2 million as of December 31, 2006. Cash flow from operations for the first quarter of 2007 increased 191% year-over-year to $8.1 million. Total deferred revenue increased $6.2 million to $30.4 million compared with deferred revenue of $24.2 million on December 31, 2006.

    ATG generated business from new and repeat customers during the first quarter including Chico's, Diane von Furstenburg, J. Crew, Liverpool, Natural Wellness, Newell Rubbermaid, Nutrisystem, Personal Shopper, Premier Farnell, and Progress Software. In addition, eStara signed on several new customers including CitySearch, La Poste, Ritz Carlton, Singapore Yellow Pages and Unreal Marketing.

    "ATG had a great first quarter marked by strong revenue growth and cash flow from operations," said Bob Burke, ATG's president and CEO. "As evidenced by the quality of new customers we signed during the quarter, the market continues to demand highly scalable e-commerce solutions in order to achieve long-term online revenue goals. We are very pleased with our fast start to 2007 and expect to carry this momentum into the second quarter and remainder of the year."

    ATG also announced that the company's Board of Directors has authorized a stock repurchase program. The stock repurchase program authorizes the company to repurchase shares of its common stock, in the open market or privately negotiated transactions, at times and prices considered appropriate by the company depending upon prevailing market conditions and other corporate considerations. The program limits the company to an aggregate purchase of $20 million. As of April 19, 2007, ATG had approximately 127.7 million shares outstanding.

    "The stock repurchase program is a reflection of the company's strong cash flow and ongoing commitment to increasing shareholder value," said Julie Bradley, ATG's senior vice president and CFO. "The program also demonstrates the confidence we have in our current operational strengths and prospects for the future."

    Financial Guidance and Business Outlook

    "We are very pleased by eStara's strong performance this past quarter. We believe eStara is on target to achieve the earn-out threshold of $25 million in revenue for 2007," said Bradley. "As the business model evolves towards an increasing amount of license revenue being recognized on a ratable basis, we remain confident that revenue recognized plus net change in license deferred revenue will grow at least 25% in 2007. Since the number of product license transactions that will be deferred may vary, we are reaffirming our original revenue guidance including the eStara earn-out achievement."

    Assuming eStara achieves the earn-out threshold of $25 million, $1.4 million of the $2 million earn-out will be recognized as acquisition-related compensation expense and reduce GAAP net income. GAAP net income guidance has been adjusted to reflect this additional expense attributable to eStara's employee shareholders. Non-GAAP net income guidance remains unchanged, as the earn-out is an acquisition-related expense.

    Revenue for 2007 is expected to be in the range of $117 million to $123 million. GAAP net income for the year ending December 31, 2007 is expected to be in the range of a loss of $5.4 million to $1.4 million. This guidance includes an estimated $5.0 - $6.0 million of non-cash equity-related compensation expense, amortization of acquired intangibles of $5 million, and compensation expense related to the eStara acquisition of $1.4 million.



Forward-Looking Guidance Reconciliation
(In millions except per share data)

Year Ending December 31, 2007

                    GAAP Guidance                   Non-GAAP Guidance

                    FROM     TO       Adjustment       FROM      TO

Revenue            $  117  $  123  $             -      $ 117  $ 123
Net Income           (5.4)   (1.4) $11.4 - 12.4 (a)         6     11
Diluted EPS         (0.04)  (0.01) $       0.09 (b)      0.05   0.08

(a)               Estimated annual amortization of acquired
                   intangibles of $5.0 million and estimated stock based compensation expense of $5.0 - $6.0 million to be recorded for the periods indicated in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payments, ("SFAS 123R") and, compensation expense of $1.4 million related to the eStara acquisition.

(b)               Estimated per diluted share effect of amortization
                   and stock-based compensated noted in (a).


    Quarterly Conference Call

    ATG management will discuss the company's first quarter 2007 financial results, recent highlights, and business outlook for the remainder of 2007 on its quarterly conference call for investors at 10:00 a.m. ET today. The conference call will be broadcast live over the Internet. Investors interested in listening to the webcast should log on to the "For Investors" section of the ATG website, www.atg.com. The live conference call also can be accessed by dialing (866) 723-3575 (or (706) 634-8872 for international calls) and using conference ID No. 4851464. A replay of the call will be available on the company's website later in the day.



                      ART TECHNOLOGY GROUP, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                              (UNAUDITED)

                                March 31,   December 31,   March 31,
                                  2007          2006         2006
                              ------------- ------------- ------------
           ASSETS

Current Assets:
 Cash, cash equivalents and
  marketable securities           $ 37,467      $ 31,223      $36,155
 Accounts receivable, net           29,949        34,554       20,425
 Prepaid expenses and other
  current assets                     4,335         2,501        1,618
                              ------------- ------------- ------------

Total current assets                71,751        68,278       58,198

 Property and equipment, net         6,094         5,326        3,458
 Intangible assets, net             14,787        16,013        4,346
 Other assets                        1,311         1,036        1,274
 Goodwill                           59,328        59,328       27,347
                              ------------- ------------- ------------

Total long-term assets              81,520        81,703       36,425

Total assets                      $153,271      $149,981      $94,623
                              ============= ============= ============


LIABILITIES AND STOCKHOLDERS'
            EQUITY

Current Liabilities:
 Accounts payable                 $  2,996      $  2,607      $ 3,210
 Accrued expenses                   12,827        15,791       11,279
 Deferred revenue                   27,744        23,708       21,549
 Accrued restructuring,
  current portion                    1,050         1,213        2,113
 Notes payable                           -             -          182
 Capital lease obligations              39            56           56
                              ------------- ------------- ------------

Total current liabilities           44,656        43,375       38,389

Accrued restructuring, less
 current portion                       866         1,031        1,938
Long term lease obligation               -             -           42
Deferred revenue                     2,688           501            -
                              ------------- ------------- ------------

Total long-term liabilities          3,554         1,532        1,980


Stockholders' equity               105,061       105,074       54,254

Total liabilities and
 stockholders' equity             $153,271      $149,981      $94,623
                              ============= ============= ============




                      ART TECHNOLOGY GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (UNAUDITED)

                                        Three months ended
                             -----------------------------------------
                               March 31,   December 31,    March 31,
                                 2007          2006          2006
                             ------------- ------------- -------------
Revenues:
Product licenses                 $  6,609      $ 10,788      $  8,100
Services                           22,623        21,419        15,856
                             ------------- ------------- -------------

Total revenues                     29,232        32,207        23,956

Cost of Revenues:
  Product licenses                    540           329           498
  Services                         10,741         9,970         6,665
                             ------------- ------------- -------------

Total cost of revenues             11,281        10,299         7,163
                             ------------- ------------- -------------

Gross Profit                       17,951        21,908        16,793

Operating Expenses:
  Research and development          5,385         5,202         4,827
  Sales and marketing               9,940        10,595         6,923
  General and administrative        4,603         4,201         2,680
  Restructuring charge
   (benefit)                          (68)         (385)            -
                             ------------- ------------- -------------

Total operating expenses           19,860        19,613        14,430
                             ------------- ------------- -------------

Income (loss) from operations      (1,909)        2,295         2,363
Interest and other income,
 net                                  448           152           278
                             ------------- ------------- -------------

Income (loss) before
 provision for income taxes        (1,461)        2,447         2,641
Provision (benefit) for
 income taxes                           -        (2,617)            -
                             ------------- ------------- -------------
Net income (loss)                $ (1,461)     $  5,064      $  2,641
                             ============= ============= =============

Basic net income (loss) per
 share                           $  (0.01)     $   0.04      $   0.02
                             ============= ============= =============

Diluted net income (loss) per
 share                           $  (0.01)     $   0.04      $   0.02
                             ============= ============= =============

Basic weighted average common
 shares outstanding               127,194       126,483       110,928
                             ============= ============= =============

Diluted weighted average
 common shares outstanding        127,194       130,449       113,945
                             ============= ============= =============




                      Art Technology Group, Inc.
           Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                             (UNAUDITED)

                                         Three Months Ended
                               ---------------------------------------
                                March 31,   December 31,   March 31,
                               ------------ ------------- ------------
                                  2007          2006         2006
                               ------------ ------------- ------------
Cash Flows from Operating
 Activities:
Net income (loss)                  $(1,461)     $  5,064      $ 2,641
     Adjustments to reconcile
      net income (loss) to net
      cash provided by
      operating activities:
  Depreciation and
   amortization                      1,854         1,905        1,050
  Non-cash stock-based
   compensation expense              1,084         1,219          594
Changes in current assets and
 liabilities:
  Accounts receivable, net           4,605        (8,299)       1,034
  Prepaid expenses and other
   current assets                   (1,834)          518         (488)
  Deferred costs                      (284)            -            -
  Deferred rent                          -           139          141
  Accounts payable                     389           463          491
  Accrued expenses                  (2,171)         (812)      (2,080)
  Deferred revenues                  6,223         2,153          436
  Accrued restructuring               (328)         (781)      (1,046)
                               ------------ ------------- ------------

Net cash provided by operating
 activities                          8,077         1,569        2,773
                               ------------ ------------- ------------

Cash Flows from Investing
 Activities:
  Purchases of marketable
   securities                       (1,678)       (6,627)      (3,643)
  Maturities of marketable
   securities                        4,650         3,925        5,851
  Purchases of property and
   equipment                        (1,399)         (608)      (1,001)
  Payment of acquisition costs        (793)       (7,153)           -
  Decrease in other assets               9           460           (9)
                               ------------ ------------- ------------

Net cash provided by in
 investing activities                  789       (10,003)       1,198
                               ------------ ------------- ------------

Cash Flows from Financing
 Activities:
  Proceeds from exercise of
   stock options                       234           210          713
  Proceeds from employee stock
   purchase plan                       202           196          150
  Principal payments on notes
   payable                               -             -          (16)
  Payments on capital leases           (17)          (10)         (21)
                               ------------ ------------- ------------

    Net cash provided by
     financing activities              419           396          826
                               ------------ ------------- ------------

Effect of foreign exchange
 rate changes on cash and cash
 equivalents                           (68)          (38)          (3)
Net increase in cash and cash
 equivalents                         9,217        (8,076)       4,794
Cash and cash equivalents,
 beginning of period                17,911        25,987       24,060
                               ------------ ------------- ------------

Cash and cash equivalents, end
 of period                         $27,128      $ 17,911      $28,854
                               ============ ============= ============




                      ART TECHNOLOGY GROUP, INC.
                    STATEMENTS OF OPERATIONS DATA
       (In thousands, except end-of-period and per share data)
                             (UNAUDITED)

                                             Three months ended
                                      --------------------------------
                                      March 31, December 31, March 31,
                                        2007       2006        2006
                                      --------- ------------ ---------
Equity-Related Compensation:

  Cost of revenues                      $  200       $  213    $  137
  Research and development                 233          273       154
  Sales and marketing                      339          316       173
  General and administrative               312          417       130
                                      --------- ------------ ---------

Total equity-related compensation       $1,084       $1,219    $  594
                                      ========= ============ =========

Depreciation and Amortization:

  Depreciation                             628          599       537
  Amortization                           1,226        1,306       513
                                      --------- ------------ ---------

Total depreciation and amortization     $1,854       $1,905    $1,050
                                      ========= ============ =========

Capital Expenditures:

  Purchases of property and equipment   $1,399       $  608    $1,001


End of Period Statistics:

  Number of Employees                      387          378       321
  Number of Hosted Sites                    73           70        48




   RECONCILIATION OF GAAP TO NON-GAAP STATEMENT OF OPERATIONS DATA
                 (In thousands except per share data)

                                           Three months ended
                             -----------------------------------------
                               March 31,    December 31,   March 31,
                                 2007          2006          2006
                             ------------- ------------- -------------

Net income (loss) GAAP           $ (1,461)     $  5,064      $  2,641

Amortization of Acquired
 Intangibles                        1,226         1,306           513
Net Restructuring                     (68)         (385)            -
Equity Related Compensation         1,084         1,219           594
Income Tax (Benefit)                    -        (2,617)            -
                             ------------- ------------- -------------

Net Income (non-GAAP)            $    781      $  4,587      $  3,748
                             ============= ============= =============

Net Income (non-GAAP) per
 share:

Basic                            $   0.01      $   0.04      $   0.03
                             ============= ============= =============
Diluted                          $   0.01      $   0.04      $   0.03
                             ============= ============= =============

Shares used in per share
 calculations:

Basic                             127,194       126,483       110,928
                             ============= ============= =============
Diluted                           131,134       130,449       113,945
                             ============= ============= =============


    About ATG

    ATG (Art Technology Group, Inc., NASDAQ: ARTG) makes the software and delivers the on-demand solutions that the world's most customer-conscious companies use to power their e-commerce web sites, attract prospects, convert them to buyers and ensure their satisfaction so they become loyal, repeat, profitable customers. Our B2C e-commerce suite is ranked the #1 current offering by Forrester Research, #1 in strategy by the industry's largest analyst firm, and powers more of the top 300 internet retailers than any other vendor. Our eStara brand provides customer interaction solutions to enhance conversions and customer support, and delivers the world's most widely used click-to-call service. ATG's solutions are used by over 900 major brands, including Amazon, American Eagle Outfitters, AOL, AT&T, Best Buy, B&Q Cabela's, Carrefour, Cingular, Continental Airlines, CVS, Dell, DirecTV, El Corte Ingles, Expedia, France Telecom, Harvard Business School Publishing, Hewlett-Packard, Hilton, HSBC, Intuit, J. Crew, Macy's, Meredith, Microsoft, Neiman Marcus, New York & Company, Nike, Nokia, OfficeMax, PayPal, Philips, Procter & Gamble, Sears, Sony, Symantec, Target, T-Mobile, Urban Outfitters, Verizon, Viacom, Vodafone and Walgreens. The company is headquartered in Cambridge, Massachusetts, with additional locations throughout North America and Europe. For more information about ATG, please visit www.atg.com.

    (C) 2007 Art Technology Group, Inc. ATG and Art Technology Group are registered trademarks and ATG Wisdom is a trademark of Art
Technology Group, Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

    (1)Use of Non-GAAP Financial Measures

    ATG is providing the non-GAAP historical and forward-looking financial measures presented above as the company believes that these figures are helpful in allowing individuals to better assess the ongoing nature of ATG's core operations. A "non-GAAP financial measure" is a numerical measure of a company's historical or future financial performance that excludes amounts that are included in the most directly comparable measure calculated and presented in the GAAP statement of operations. Net income (non-GAAP) and net income per share (non-GAAP), as we present them in the financial data included in this press release, have been normalized to exclude the net effects of restructuring actions, the amortization of intangible assets, acquisition-related compensation charges, and non-cash income tax benefits. Management believes that these normalized non-GAAP financial measures excluding these items better reflect its operating performance as these non-GAAP figures exclude the effects of non-recurring or non-cash expenses. Management believes that these charges are not necessarily representative of underlying trends in the company's performance and their exclusion provides individuals with additional information to compare the company's results over multiple periods. The company uses the normalized non-GAAP financial measures internally to focus management on period-to-period changes in the company's core business. Therefore, the company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

    In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the table above presents the most directly comparable GAAP financial measure and reconciles the normalized non-GAAP financial metrics to the comparable GAAP measures.

    ATG Statement Under Private Securities Litigation Reform Act

    This press release contains forward-looking statements about the company's estimated revenue and earnings. These statements involve known and unknown risks and uncertainties that may cause ATG's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These risks include the effect of weakened or weakening economic conditions or perceived conditions on the level of spending by customers and prospective customers for ATG's software and services; financial and other effects of cost control measures; quarterly fluctuations in ATG's revenues or other operating results; customization and deployment delays or errors associated with ATG's products; the risk of longer sales cycles for ATG's products and ATG's ability to conclude sales based on purchasing decisions that are delayed; satisfaction levels of customers regarding the implementation and performance of ATG's products; ATG's need to maintain, enhance, and leverage business relationships with resellers and other parties who may be affected by changes in the economic climate; ATG's ability to attract and maintain qualified executives and other personnel and to motivate employees; activities by ATG and others related to the protection of intellectual property; potential adverse financial and other effects of litigation (including intellectual property infringement claims) and the release of competitive products and other activities by competitors. Further details on these risks are set forth in ATG's filings with the Securities and Exchange Commission
(SEC), including the company's annual report on Form 10-K for the period ended December 31, 2006, as filed with the SEC. These filings are available free of charge on a website maintained by the SEC at http://www.sec.gov.

    CONTACT: Art Technology Group, Inc.
             Kimberly Maxwell, 617-386-1006
             kmaxwell@atg.com